EXHIBIT 99

Contact:	Judith Wawroski Senior Vice President
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Third Quarter 2017 Earnings

LAREDO, Texas—(BUSINESS WIRE)— November 8, 2017—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the nine months ended September 30, 2017 of $112.2 million, or $1.68 diluted earnings per common share and $1.70 basic earnings per common share, compared to $98.5 million, or $1.49 diluted earnings per common share and $1.49 basic earnings per common share for the same period of 2016, representing a 14.0 percent increase in net income and a 12.8 percent increase in diluted earnings per share.  Net income for the three months ended September 30, 2017 was $39.6 million or $.59 diluted earnings per common share ($.60 per share basic) compared to $35.8 million or $.54 diluted earnings per common share ($.54 per share basic), which represents a 10.7 percent increase in net income and a 9.3 percent increase in diluted earnings per share over the corresponding period in 2016.

“I’m extremely pleased with the Company’s earnings success in 2017.  Management remains committed to achieving superior earnings despite the challenges the Company faces with the economy and the uncertain regulatory environment.  We have a proven track record of success and continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2017 were $12.2 billion compared to $11.8 billion at December 31, 2016.  Total net loans were $6.1 billion at September 30, 2017 compared to $5.9 billion at December 31, 2016. Deposits were $8.6 billion at September 30, 2017 compared to $8.6 billion at December 31, 2016.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 193 facilities and 296 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.